Exhibit 21.1

SUBSIDIARIES OF COOKER RESTAURANT CORPORATION

   Cooker Restaurant Corporation directly or indirectly owns all of the outstanding interests in the following subsidiaries:

   CGR Management Corporation, a Florida corporation

   Florida Cooker LP, Inc., a Florida Corporation

   Southern Cooker Limited Partnership, an Ohio limited partnership




          Exhibit 21.1